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EXHIBIT 20.1.

LETTER FROM BMRS DATED DECEMBER 7, 2001

December 7, 2001

Ms. Michelle Kline, President
ESCAgenetics Corporation
Suite 605, 1075 Bellevue Way NE
Bellevue, WA 98004

Dear Ms. Kline:

Effective December 24, 2001, Bader Martin Ross & Smith P.S. will no longer be providing audit services to companies that file with the SEC. As you are aware, you will need to file Form 8-K with the SEC advising them of the change in auditors.

We appreciate your business and would be pleased to provide other professional services that you may require.

Thank you for using Bader Martin Ross & Smith P.S. as your independent auditors.

Yours truly,

BADER MARTIN ROSS & SMITH, P.S.

/s/ Howard Sibelman
Shareholder

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LETTER FROM BMRS DATED DECEMBER 7, 2001